CAYMAN INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of this 23rd day of August, 2011 by and between Hatteras Alternative Mutual Funds, LLC, a Delaware limited liability company (the “Adviser”) and Hatteras Trading Advisors, an exempted company incorporated in the Cayman Islands (“HTA”).

WHEREAS, HTA is a wholly-owned subsidiary of Hatteras Managed Futures Portfolio (the “Portfolio”), a series of Underlying Funds Trust, a Delaware statutory trust (“UFT”); and

WHEREAS, a portion of the assets of the Portfolio not to exceed 25% may be invested in HTA; and

WHEREAS, the Adviser and UFT may, from time to time, enter into certain trading agreements with various commodity trading advisers (the “CTAs”) whereby each CTA will agree to manage a portion of the of the assets of HTA as designated by the Adviser; and

WHEREAS, the Board of Directors of HTA has approved this Agreement, and the Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.           Appointment of Investment Adviser.  HTA desires to employ its capital by investing and reinvesting in commodity interests, including commodities, futures contracts, forward contracts, options on futures contracts, forward contracts or commodities, and swaps (“Commodity Interests”), in accordance with its Memorandum and Articles of Association dated July 20, 2011, and in accordance with the Portfolio’s Prospectus as from time to time in effect (the “Prospectus”), and in the manner and to the extent as may from time to time be approved by the Board of Trustees of UFT.  HTA desires to employ and hereby appoints the Adviser to act as its investment adviser to oversee the CTA’s appointed by the Portfolio who are directly responsible to trade the assets of HTA in accordance with the terms of separate trading agreements entered into with each CTA.  Nothing herein shall require the Adviser to provide any services to HTA that would be deemed to make the Adviser a CTA and, therefore, be required to register as a CTA with the Commodity Futures Trading Commission (the “CFTC”).  Based on the foregoing, the Adviser accepts the appointment and agrees to furnish the services set forth below.

2.           Delivery of Fund Documents.  HTA has furnished the Adviser with copies properly certified or authenticated of each of the following:

(a)           Memorandum and Articles of Association.
(b)           Certificate of Incorporation.
(c)	Resolutions of the Board of Directors selecting Hatteras Alternative Mutual Funds, LLC as Adviser and approving the form of this Agreement.

HTA will furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

3.           Name.  HTA may use the Hatteras name only for so long as this Agreement or any other Investment Advisory Agreement between the Adviser and HTA or any extension, renewal or amendment hereof or thereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Adviser’s business as investment adviser.  At such time as such an agreement shall no longer be in effect, HTA will (to the extent that they lawfully can) cease to use such name or any other name indicating that they are advised by or otherwise connected with the Adviser or any organization which shall have so succeeded to the Adviser’s business.  HTA acknowledges that the Adviser may grant the non-exclusive right to use the Hatteras name to any other corporation or entity, including but not limited to any investment company of which the Adviser or any subsidiary or affiliate thereof or any successor to the business thereof shall be an investment adviser.

4.           Services Provided by Adviser.  Subject to the supervision and direction of the Board of Directors of HTA, the Adviser will identify and supervise suitable CTAs that will (a) act in strict conformity with HTA’s organization documents; (b) manage HTA’s portfolio in accordance with the Portfolio’s investment objective and policies as described in the Portfolio’s Prospectus; (c) make all trading decisions for the separate trading account of HTA established for the CTA including, determining what Commodity Interests should be purchased, held or sold for its separate trading account of HTA; and (d) provide HTA with investment research and statistical data and advice.  Subject to the supervision of the Board of Directors of HTA, the Adviser will (a) provide supervision, data processing and clerical services; (b) provide HTA with office facilities which may be the Adviser's own offices; (c) allocate the assets of HTA to separate trading accounts established for the approved CTAs, and determine what portion of HTA’s assets shall be held in cash sub-accounts corresponding to the separate trading accounts for the CTAs and be left uninvested or invested in cash and cash equivalents; (d) review asset allocations and investment policies of cash CTA with the Board of Trustees of UFT every quarter; and (e) advise and assist the officers of UFT in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Trustees of UFT and its committees with respect to the foregoing matters and the conduct of the business of the Portfolio.  In addition, the Adviser will furnish HTA with whatever statistical information the Board of Directors of HTA may reasonably request with respect to the Commodity Interests purchased, sold or held by the CTAs in their separate trading accounts.

The Adviser either directly or through the CTAs will keep HTA informed of developments materially affecting HTA's portfolio, and will, on its own initiative, furnish HTA from time to time with whatever information the Adviser believes is appropriate for this purpose.

5.           Allocation of Charges and Expenses.  The Adviser will make available, without expense to HTA, the services of such of its officers, directors and employees as may be duly elected officers or directors of HTA, subject to the individual consent of such persons to serve and to any limitations imposed by law.  The Adviser will pay all expenses incurred in performing its investment advisory services under this Agreement, including compensation of and office space for officers and employees of the Adviser connected with investment and economic research, trading and investment management of HTA.  The Adviser will not be required to pay any investment advisory related expenses of HTA other than those specifically allocated to it in this paragraph 5.  In particular, but without limiting the generality of the foregoing, HTA will be required to pay: brokerage and other expenses of executing portfolio transactions; taxes or governmental fees; interest charges and other costs of borrowing funds; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of it’s business.

6.           Compensation of the Adviser.  In consideration of the services rendered pursuant to this Agreement, HTA will not compensate the Adviser.  As compensation for the services provided by the Adviser to HTA under this Agreement and under the separate UFT Advisory Agreement, the Portfolio will pay to the Adviser a monthly fee as a percentage of its average daily net assets.  The Adviser will be responsible for the payment of the trading fees owed to the CTA’s trading the assets of HTA.

In the event of any termination of this Agreement, the fee provided for in this paragraph 6 shall be calculated on the basis of a period ending on the last day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current period as a percentage of the total number of days in such period.

7.           Services to Other Accounts.  HTA understands that the Adviser may act in the future as investment adviser to fiduciary and other managed accounts, and HTA has no objection to the Adviser so acting, provided that whenever HTA and one or more other accounts advised by the Adviser are prepared to purchase, or desire to sell, the same securities, such securities will be allocated in a manner believed by the Adviser to be equitable to each entity.  HTA recognizes that in some cases this procedure may affect adversely the price paid or received by it or the size of the security position purchased or sold by it.  In addition, HTA understands that the persons employed by the Adviser to provide service to it in connection with the performance of the Adviser's duties under this Agreement will not devote their full time to that service.  Moreover, nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser or any "affiliated person" of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature to other persons or entities, including serving as investment adviser to, or employee, officer, director or trustee of, other investment companies.

8.           Brokerage and Avoidance of Conflicts of Interest.  In connection with purchases or sales of any securities for the account of the Portfolio or HTA, neither the Adviser nor any of its trustees, officers or employees will act as a principal or agent or receive any commission with respect to such purchases or sales.  The Adviser or its agents shall arrange for the placing of all orders for the purchase and sale of securities for HTA's account with brokers selected by the Adviser.  In the selection of such brokers and the placing of such orders, the Adviser will use its best efforts to seek for HTA the most favorable execution and net price available and will consider all factors it deems relevant in making such decisions including, but not limited to, price (including any applicable commission or spread), size of order, difficulty of execution, and operational facilities of the firm involved and the firm's risk in positioning such securities.

9.           Standard of Care: Limitation of Liability: Limited Indemnity.  The Adviser shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other accounts and customers, but shall not be liable for any action taken or omitted by the Adviser in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of its duties.  HTA further agrees to indemnify, defend and hold the Adviser, and its managers, officers, directors, equity holders, employees and agents (“Related Persons”), harmless from and against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been the investment adviser for HTA or in connection with the past or present performance of services to HTA in accordance with this Agreement, except to the extent that the loss, claim, damage, liability, cost or expense was caused by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties on the part of the Adviser in the performance of its duties and obligations under this Agreement. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. Federal and various state securities laws may afford HTA certain rights and remedies under certain circumstances, even in the absence of bad faith, willful misconduct, gross negligence or reckless disregard by the Adviser or its Related Persons, and nothing contained herein shall in any way constitute a waiver or limitation of any such rights and remedies that HTA may have under any such federal or state securities laws.

10.           Duration and Termination of this Agreement.  This Agreement shall remain in force for an initial term of two years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of UFT who are not interested persons of the Adviser or of HTA, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the majority of the Board of Trustees of UFT or of a majority of the outstanding voting securities of the Portfolio.  The aforesaid requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.  This Agreement may, on sixty (60) days, written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of HTA, the Board of Trustees of UFT or by the Adviser.  This Agreement shall automatically terminate in the event of its assignment.  In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person", "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions, as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

11.           Amendment of this Agreement.  No provisions of this Agreement may be amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the Board of Directors of HTA and by the Adviser.

12.           Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Hatteras Alternative Mutual Funds, LLC
8540 Colonnade Center Drive, Suite 401
Raleigh, NC 27615

To HTA at:

Hatteras Trading Advisors
c/o Ogier Fiduciary Services (Cayman) Limited
89 Nexus Way
Camana Bay
Grand Cayman, KY1-9007
Cayman Islands

with a copy to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attn: Thomas R. Westle, Esq.

13.           Governing Law.  This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law in a manner not in conflict with the provisions of the 1940 Act.

14.           Miscellaneous.   Neither the holders of Shares of HTA nor the Trustees of UFT shall be personally liable hereunder.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

HATTERAS TRADING ADVISORS

By:________________________________
Name:  J. Michael Fields
Title:    Director

HATTERAS ALTERNATIVE MUTUAL FUNDS, LLC

By:________________________________
Name:  J. Michael Fields
Title:    Secretary